Exhibit 10.1
FIRST AMENDMENT TO
CHICO’S FAS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

Pursuant to the Agreement and Plan of Merger by and among Chico’s FAS, Inc. (“Company”), Daphne Parent LLC, and Daphne Merger Sub, Inc. dated as of September 27, 2023, and the authority granted under Section 8.4(a) of the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan (“Plan”), the Board of Directors of the Company approved certain amendments to the Plan effective as of September 27, 2023 as set forth below.
1. The following new Article 9 is added to the Plan:

ARTICLE 9

Plan Freeze and Contingent Termination

9.1 Plan Freeze. Effective as of September 27, 2023 (“Amendment Date”), the Plan is amended as described in this Article 9. This Article 9 overrides all other inconsistent provisions in the Plan. Furthermore:
(a) Except for the Offering Period ending on October 31, 2023, no Offering Period under the Plan will be authorized or commenced after the Amendment Date;
(b) No employee is permitted to commence participation or enroll as a Participant under the Plan after the Amendment Date;
(c) No Participant enrolled under the Plan as of the Amendment Date is permitted to increase such Participant’s payroll deduction election or contribution rate in effect as of the Amendment Date or to make separate non-payroll contributions on or after the Amendment Date, except as may be required by applicable law;
(d) Each purchase right under the Plan that is outstanding as of the Amendment Date shall automatically be exercised on the final October 31, 2023 Purchase Date in accordance with the terms of the Plan;
(e) Each Participant’s accumulated payroll contributions held in such Participant’s Account under the Plan shall be used to purchase shares of Common Stock for such Participant on the final October 31, 2023 Purchase Date in accordance with the terms of the Plan, and any balance remaining in such Participant’s Account after the final October 31, 2023 Purchase Date will be refunded to such Participant as soon as practicable; and
(f) After the Amendment Date, cash dividends, if any, paid with respect to shares of Common Stock held in each Participant’s ESPP Account under the Plan shall be paid to such Participant in cash and shall not be reinvested in Common Stock under the Plan.

9.2 Contingent Termination. In accordance with Section 2.8(f) of the Agreement and Plan of Merger by and among the Company, Daphne Parent LLC, and Daphne Merger Sub, Inc., dated as of September 27, 2023 (“Merger Agreement”), the Plan is hereby terminated effective as of immediately prior to the “Effective Time” (as defined in Section 2.2 of the Merger Agreement), subject to the consummation of the merger as contemplated in the Merger Agreement.

2. This First Amendment to the Plan is adopted and effective September 27, 2023. All other provisions of the Plan not inconsistent with the above shall remain in effect.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Plan on this 17th day of October, 2023.
CHICO’S FAS, INC.

/s/ Kristin M. Gwinner
By: Kristin M. Gwinner
Title: Executive Vice President – Chief Human Resources Officer